Exhibit 3.2 Amendment of Bylaws
ARTICLE III
DIRECTORS
1. The business and affairs of this corporation shall be managed under the direction of a Board of Directors consisting of not fewer than nine (9) nor more than thirteen (13) directors, the exact number to be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors, each director to hold office until his successor shall have been elected and qualified. Notwithstanding the foregoing, in an election to which plurality voting does not apply, the term of a director who does not receive a majority of the votes cast in accordance with paragraph 4 of this Article III but who was a director at the time of the election, shall terminate on the date that is the earliest of (i) 90 days from the date of the certification of the election results, (ii) the date on which a person is selected by the Board of Directors to fill the office held by such director, which selection shall be deemed to constitute the filling of a vacancy by the Board of Directors, and (iii) the date on which the director’s resignation is accepted by the Board of Directors. Whenever used in these bylaws, the phrase “entire Board of Directors” shall mean that number of directors fixed by the most recent resolution adopted pursuant to the preceding sentence prior to the date as of which a determination of the number of directors then constituting the entire Board of Directors shall be relevant for any purpose under these bylaws.
2. Subject to the rights of holders of any class or series of stock having a preference over the common shares as to dividends or upon liquidation, nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote generally in the election of directors. However, any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the corporation not less than 90 days nor more than 120 days prior to the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth:
     (a) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
          (i) the name and address of record of the shareholder who intends to make the nomination, as they appear on the corporation’s books, and of such beneficial owner, if any,
          (ii) the number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner, if any, as of the date of such notice (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date),
          (iii) a representation that the shareholder of record and beneficial owner, if any, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and

          (iv) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”); and
     (b) as to each person whom the shareholder proposes to nominate for election or re-election as a director
          (i) the name, age, business and residence addresses, and principal occupation or employment of each nominee,
          (ii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder,
          (iii) such other information regarding each nominee proposed by such shareholder as would be required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and serving as a director of the corporation if so elected, and
          (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his respective affiliates and associates, or others acting in concert therewith, on the other hand, including without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and
     (c) with respect to each nominee for election or re-election to the Board of Directors, the completed and signed questionnaire, representation and agreement required by paragraph 3 of this Article III. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.
3. To be eligible to be a nominee for election or reelection as a director of the corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice under paragraph 2 of this Article III) to the Secretary of the corporation at the principal executive offices of the corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request), which agreement shall (a) provide that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.
4. A nominee for director shall be elected or re-elected to the Board of Directors if the votes cast for such nominee’s election or re-election exceed the votes cast against such nominee’s election or re-election. Shares otherwise present at the meeting, but for which there is an abstention, as to which no authority or direction to vote in the election is given or specified, or whose ballot is marked withheld shall not be deemed to be votes cast. Notwithstanding the foregoing, directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which (i) the Secretary of the corporation has received a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for director set forth in the corporation’s bylaws and (ii) such nomination has not been withdrawn by such shareholder on or prior to the expiration of the time fixed in such bylaw for submitting nominations (a “contested election”). If the number of nominees for any election of directors exceeds the number of directors to be elected, the directors shall be elected by a plurality of the votes cast. If directors are to be elected by a plurality of the votes cast, shareholders shall not be permitted to vote against a nominee.
5. In the event that there shall be a vacancy on the Board of Directors, a person may be appointed as a director to fill such vacancy by vote of a majority of the entire Board of Directors. Any director appointed to fill a vacancy on the Board of Directors shall stand for election by the shareholders at the next annual meeting of shareholders.
6. Meetings of the Board of Directors, regular or special, may be held at any place within or without the State of Washington. The times and places for holding meetings of the Board of Directors may be fixed from time to time by resolution of the Board of Directors or (unless contrary to a resolution of the Board of Directors) in the notice of the meeting. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.
7. The annual meeting of the Board of Directors may be held immediately following the adjournment of the annual meeting of shareholders at the place at which the annual meeting of shareholders is held or at such other time or place fixed by resolution of the Board of Directors.

8. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board, the President or the Secretary or by any two or more directors. Notice of each special meeting of the Board of Directors shall, if mailed, be addressed to each director at the address designated by him for that purpose or, if none is designated, at his last known address and be mailed on or before the third day before the date on which the meeting is to be held; or such notice shall be sent to each director at such address by telegraph, cable, wireless, telex or other electronic means of transmission, or be delivered to him personally, not later than the day before the date on which such meeting is to be held. Every such notice shall state the time and place of the meeting but need not state the purposes of the meeting, except to the extent required by law. If mailed, each notice shall be deemed given when deposited, with postage thereon prepaid, in a post office or official depository under the exclusive care and custody of the United States Postal Service. Such mailing shall be by first class mail.
ARTICLE XIII
AMENDMENT OF BYLAWS
1. These bylaws may be altered, amended or repealed or new bylaws enacted by (a) the affirmative vote of a majority of the entire Board of Directors (if notice of the proposed alteration or amendment is contained in the notice of the meeting at which such vote is taken or if all directors are present) or (b) at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by the affirmative vote of a majority of the shares represented and entitled to vote at such meeting (if notice of the proposed alteration or amendment is contained in the notice of such meeting); provided, however, that Article III of these bylaws may be amended only by the affirmative vote a majority of the shares represented and entitled to vote at any regular meeting of the shareholders or at any special meeting thereof duly called for that purpose, the notice of which special meeting shall include the form of the proposed alteration or repeal or of the proposed new bylaws, or a summary thereof, except that any amendment required by law or necessary or desirable to cure an administrative or technical deficiency may be made as provided in (a) or (b) above; and provided, further, that Article III of these bylaws shall be superseded and preempted by an amendment to the articles of incorporation of this corporation establishing majority voting requirements for the election of directors.